Form N-SAR, Item 77
                         for ING Variable Products Trust
                               (the "Registrant")
                                  on behalf of

             (each a "Portfolio" and collectively the "Portfolios")

                                                    ----------------------------
                                                    If filing more than one Page
                                                    32, "X" box:
                                                    ----------------------------

For period ending: 06/30/03
File number:       811-8220

77.   A.    Is the Registrant filing any of the following attachments with the current filing of Form N-SAR? (ANSWER FOR ALL SERIES AS A GROUP)
            ________________________________________________________________   Y

NOTE If answer is "Y" (Yes), mark those items below being filed as an attachment
to this form or incorporate by reference.                         ______________
                                                                       Y/N

B.    Accountant's report on internal control                   ___________    N
C.    Matters submitted to a vote of security holders           ___________    N
D.    Policies with respect to security investments             ___________    Y
E.    Legal proceedings                                         ___________    N
F.    Changes in security for debt                              ___________    N
G.    Defaults and arrears on senior securities                 ___________    N
H.    Changes in control of Registrant                          ___________    N
I.    Terms of new or amended securities                        ___________    N
J.    Revaluation of assets or restatement of capital share     ___________    N
      account
K.    Changes in Registrant's certifying account                ___________    N
L.    Changes in accounting principles and practices            ___________    N
M.    Mergers                                                   ___________    N
N.    Actions required to be reported pursuant to Rule 2a-7     ___________    N
O.    Transactions effected pursuant to Rule 10f-3              ___________    N
P. Information required to be filed pursuant to existing ___________ N exemptive orders

                               Form N-SAR, Item 77
                         for ING Variable Products Trust
                               (the "Registrant")
                                  on behalf of

             (each a "Portfolio" and collectively the "Portfolios")

                                                    ----------------------------
                                                    If filing more than one Page
                                                    33, "X" box:
                                                    ----------------------------

For period ending: 06/30/03
File number:       811-8220

Q.    1.    Exhibits _________________________________________________         N
      2.    Any information called for by instructions to sub-item 77Q2        N
            _____________________________________________
      3.    Any information called for by instructions to sub-item 77Q3        N

o     #77C - Matters Submitted to a Vote of Security Holders

      (1) A special meeting of shareholders of the VP LargeCap Growth Portfolio was held on May 29th, 2003 to approve a Sub-Advisory Agreement for each of the ING LargeCap Growth Fund and ING VP LargeCap Growth Portfolio, between ING Investments, LLC and Wellington Management Company, LLP with no change in the Adviser or the overall management fee paid by each Fund.

o     #77D - Policies with respect to security investments

      (d)(1) Investment strategy changes to the ING VP Growth + Value Portfolio as follows:

The section on page 4 of the Prospectus entitled "ING VP Growth + Value Portfolio" is deleted in its entirety and replaced with the following:

                                                                         Adviser
ING VP GROWTH + VALUE PORTFOLIO                             ING Investments, LLC
--------------------------------------------------------------------------------

OBJECTIVE

The Portfolio seeks capital appreciation.

INVESTMENT STRATEGY

The Portfolio invests primarily in a diversified portfolio of equity securities, including common and preferred stock.

The Portfolio invests in common stock of companies the portfolio managers believe are poised to rise in price. The portfolio managers use a disciplined combination of quantitative screens and bottom-up fundamental security analysis to build a broadly diversified portfolio of companies that have improving bottom lines, with reasonable valuation, whose stocks demonstrate relative strength. The focus of company analysis is upon the prospects for continuing bottom-line growth, balance sheet strength, and cash flow characteristics. A proprietary measure is used to determine relative stock price strength. A determination of reasonable valuation for individual securities is based on the judgment of the portfolio managers.

Under normal market conditions, the Portfolio invests at least 65% of its total assets in securities purchased on the basis of the potential for capital appreciation. These securities may be from large-cap, mid-cap, or small-cap companies.

The portfolio managers may sell securities for a variety of reasons, such as to secure gains, limit losses, or redeploy assets into opportunities believed to be more promising. The most frequent reason to sell a security is likely to be that the portfolio managers believe a company's bottom line results or prospects have changed.

The Portfolio may engage in frequent and active trading of portfolio securities to achieve its investment objective.

--------------------------------------------------------------------------------

RISKS

You could lose money on an investment in the Portfolio. The Portfolio may be affected by the following risks, among others:

Price Volatility - the value of the Portfolio changes as the prices of its investments go up or down. Equity securities face market, issuer and other risks, and their values may go up or down, sometimes rapidly and unpredictably. Market risk is the risk that securities may decline in value due to factors affecting securities markets generally or particular industries. Issuer risk is the risk that the value of a security may decline for reasons relating to the issuer, such as changes in the financial condition of the issuer. While equities may offer the potential for greater long-term growth than most debt securities, they generally have higher volatility. The Portfolio's performance will be affected if the portfolio managers choose growth companies that do not grow as quickly as hoped, or that are not as undervalued as the managers' assessment indicates. The Portfolio's investments in small and mid-sized companies may be more susceptible to price swings than investments in larger companies because they have fewer financial resources, more limited product and market diversification and many are dependent on a few key managers.

Market Trends - from time to time, the stock market may not favor the growth stocks at a reasonable price in which the Portfolio invests. Rather, the market could favor more speculative growth stocks or more "deep value" stocks.

Inability to Sell Securities - securities of small and mid-sized companies usually trade in lower volume and may be less liquid than securities of larger, more established companies. The Portfolio could lose money if it cannot sell a security at the time and price that would be most beneficial to the Portfolio.

Portfolio Turnover - a high portfolio turnover rate involves greater expenses to the Portfolio, including brokerage commissions and other transaction costs, and is likely to generate more taxable short-term gains for shareholders, which may have an adverse impact on performance.